                                                                      Exhibit 12

                          ENRON CORP. AND SUBSIDIARIES
                      COMPUTATION OF RATIO OF EARNINGS TO
                                 FIXED CHARGES
                                 (In Thousands)
                                  (Unaudited)



                                           Nine Months
                                              Ended                            Year Ended December 31,
                                           ------------------------------------------------------------------------------
                                             9/30/96        1995         1994           1993          1992         1991
                                           ------------------------------------------------------------------------------
Earnings available for fixed charges
   Net income                              $  452,365     $519,694     $453,410      $332,522      $ 328,800     $232,146
   Less:
      Undistributed earnings and
       losses of less than 50% owned
       affiliates                              (8,362)     (13,505)      (9,453)      (20,232)       (32,526)      (8,890)
      Capitalized interest of
       nonregulated companies                  (6,922)      (8,315)      (9,007)      (25,434)       (66,401)     (36,537)
   Add:
      Fixed charges (1)                       322,075      435,681      487,258       471,278        452,014      454,607
      Minority interest                        42,477       27,260       29,600        27,605         17,632        7,210
      Income tax expense                      224,480      310,264      190,081       148,104         88,630      105,859
                                           ------------------------------------------------------------------------------
          Total                            $1,026,113    1,271,079    1,141,889      $933,843      $ 788,149     $754,395
                                           ==============================================================================

Fixed Charges
   Interest expense (1)                    $  291,710     $385,995     $444,768      $436,211      $ 430,406     $425,945
   Rental expense representative of
    interest factor                            30,365       49,686       42,490        35,067         21,608       28,662
                                           ------------------------------------------------------------------------------
          Total                            $  322,075     $435,681     $487,258      $471,278      $ 452,014     $454,607
                                           ==============================================================================

Ratio of earnings to fixed charges               3.19         2.92         2.34          1.98           1.74         1.66
                                           ==============================================================================


(1) Amounts exclude costs incurred on sales of accounts receivables.